Exhibit 99.1

NEWS

For Immediate Release

Tower Automotive to Reduce Production at Greenville, Mich., Facility

Manual operations to be transferred to other Tower Automotive locations;
Greenville plant to remain open

     NOVI, Mich., Sept. 9, 2004 — Tower Automotive, Inc. (NYSE: TWR) today announced plans to reduce production at its Greenville, Mich., plant as part of a company-wide effort to improve operational performance and control costs. The company intends to move manual stamping operations and related weld assemblies from Greenville to other existing Tower Automotive locations in Elkton, Mich., and Kendallville, Ind., where automation capabilities already exist. This action will enable the Greenville facility to concentrate on higher-margin business in progressive stampings and complex value-added assemblies.

     “The manual operations at Greenville are no longer cost effective and hinder our ability to stay competitive at this facility,” said Tom Pitser, Tower Automotive’s North American Leader. “This decision reflects our strategic goal to boost the company’s operational and financial performance.”

     Approximately 135 positions at Greenville will be affected by the phase out of manual press operations and related assembly work, leaving about 165 positions remaining at the plant. The transfer of production to other Tower Automotive locations is expected to be complete by January 2005.

     Tower Automotive Inc. is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.

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Tower Automotive — Page 2

CONTACTS:

Media Inquiries:		Investor Inquiries:
Sharon Wenzl	248-675-6253	Tom Kerns	248-675-6359

This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic conditions in the markets in which Tower operates, and other risks detailed from time to time in the company’s Securities and Exchange Commission filings.

Tower Automotive	27175 Haggerty Road	Novi, MI 48377-3626

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